                                                                   Exhibit 99.1

CLEVELAND, Dec. 13, 2001 -- The LTV Corporation today announced the election of Glenn J. Moran and N. David Bleisch to the Board of Directors. The Board also accepted the resignations of directors John Jacob and Edward Joullian. Dr. Colin Blaydon, Vincent Sarni and Carl B. Frankel continue to serve as directors of the Corporation.

The Board elected Glenn J. Moran to the position of chairman and chief executive officer. Mr. Moran, 54, previously held the position of senior vice president and general counsel. N. David Bleisch, 42, was promoted to vice president and general counsel. He had been assistant general counsel.

"The changes announced today were made to facilitate implementation of the Asset Protection Plan and the sale or liquidation of the integrated steel assets," said Mr. Moran. He expressed LTV's appreciation to Messrs. Jacob and Joullian for their service to the Corporation during difficult times.

John D. Turner was named to the position of chairman and chief executive officer of the Copperweld Corporation, a wholly owned subsidiary of LTV. Mr. Turner had been executive vice president and chief operating officer of The LTV Corporation. He will focus on finding a buyer for Copperweld and maximizing the value of LTV's Copperweld assets for the benefit of the Company's creditors.

"I would like to thank all of the employees at LTV who worked so diligently and earnestly to save the integrated steel business. Their work ethic and dedication were incredible, and I considered it a great privilege to represent such a fine group of people. I will now turn my full attention to the Copperweld business. My sole focus will be to pursue the development of a plan of reorganization under new ownership, which will allow Copperweld to continue on the path of growth that has been its tradition for over 15 years," Mr. Turner said.

Mr. Turner added that LTV would be entering into separate financing arrangements that will enable Copperweld and LTV's other steel tubular facilities to continue normal operations.